CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Announces Strong First Quarter 2012 Operating Results, Reaffirms 2012 Guidance

New York, New York, May 7, 2012 – American Realty Capital Trust, Inc. (NASDAQ: ARCT) (“ARCT” or the “Company”) announced today its operating results for the quarter ended March 31, 2012. All per share results are reported on a fully diluted basis.

“Our first quarter was all about execution, as you can see from the concrete progress we have been able to achieve. We are delighted with our first quarter results and subsequent events. Our focus, since listing the Company on NASDAQ and internalizing our management team, has been on reducing our cost of capital so as to improve our earnings. We believe, based on our current results, that we have accomplished this. Accordingly, we are reaffirming our previously provided FFO and AFFO guidance of $0.79 to $0.82 per share,” explained William M. Kahane, Chief Executive Officer of ARCT. He added, “Over the next several quarters we plan to focus on continuing to grow the Company by harvesting our acquisition pipeline opportunities and further improving our balance sheet metrics to lift our credit ratings. We would like to extend a special vote of thanks to our more than 40,000 shareholders who contributed to the construction of this primarily high credit quality net leased property portfolio.”

First Quarter 2012 Highlights (as compared to same quarterly period in 2011)

•	Funds from operations (FFO): $25.6 million, or $0.14 per share, excluding costs for listing the Company’s common stock, internalization of management and prepayment of debt; FFO on an annualized basis for the month ended March 31, 2012, reflecting our operations as a self-advised, publicly-traded REIT, is $123.6 million, or $0.78 per share, excluding acquisition activities, previously forecasted to be approximately $100 million in the next twelve months, compared to previously announced FFO guidance of $0.79 to $0.82 per share, inclusive of that same level of acquisitions. (See quarterly supplemental information for detail.)
•	Adjusted funds from operations (AFFO): $25.7 million, or $0.14 per share, excluding costs for listing the Company’s common stock, internalization of management and prepayment of debt. AFFO on an annualized basis for the month ended March 31, 2012, excluding forecasted acquisition activities as described above, is $124.4 million, or $0.785 per share, compared to previously announced AFFO guidance of $0.79 to $0.82 per share, inclusive of acquisitions. (See quarterly supplemental information for detail.)
•	Previously announced earnings guidance is consistent with Q1 results: FFO and AFFO guidance was in the range of $0.79 to $0.82 per share on an annualized basis for the 12-month period commencing April 1, 2012; first quarter operations are consistent with this guidance and the Company reaffirms its previous guidance on that basis.
•	Revenues: $45.6 million, increased 118% from $20.9 million.
•	Net operating income (NOI): $42.9 million, increased 108% from $20.6 million.
•	Net loss attributable to shareholders: $28.1 million, or a loss of $0.16 per share.
•	Total Dividends paid to stockholders: $33.7 million, or $0.70 per share on an annualized basis.
•	Portfolio occupancy: 100%.
•	Acquisitions: three properties for a total purchase price of $10.6 million, exclusive of fees and expenses.
•	Listing on NASDAQ: listed common stock on The NASDAQ Global Select Market (“NASDAQ”) on March 1, 2012, under trading symbol “ARCT” (the “Listing”).

Subsequent Events

•	Completed self-tender: completed the tender offer of 20.95 million shares of common stock on April 4, 2012, reducing total shares outstanding to approximately 158 million shares (the “Tender Offer”).
•	Prepaid mortgage debt: completed prepayment of $161.2 million of secured mortgage debt on April 17, 2012 resulting in a net annual reduction in interest expense of $4.3 million.
•	Funded interim term loan: funded $200 million interim term loan from Wells Fargo Bank, National Association (“Wells Fargo”) on April 16, 2012.
•	Increased revolving line of credit: increased revolving line of credit with RBS Citizens, N.A. from $220 million to $330 million on May 4, 2012.
•	Increased investment grade portfolio percentage: investment grade tenancy increased to 74.5% from 71.1% due to Dollar General Corp.’s upgrade to “BBB-”.
•	Improved company’s credit rating: upgraded by Moody’s Investor Service (“Moody’s”) to a “Ba2” credit rating with a stable outlook, with a further adjusted rating of “Baa3”.

Financial Results

Funds from operations and adjusted funds from operations

Funds from operations (“FFO”), excluding charges related to the Listing, the internalization of management and the early extinguishment of mortgage debt, totaled $25.6 million, or $0.14 per share for the three months ended March 31, 2012, compared with $5.2 million, or $0.07 per share, for the three months ended March 31, 2011. Annualized FFO for the month ended March 31, 2012, which we believe reflects our operations as a self-administered, publicly traded REIT, was $123.6 million, or $0.78 per share, excluding forecasted acquisitions of approximately $100 million, compared to previously provided FFO guidance of $0.79 to $0.82 per share, which includes such forecasted acquisitions.

Adjusted funds from operations (“AFFO”), similarly adjusted, totaled $25.7 million, or $0.14 per share, for the three months ended March 31, 2012, compared to $12.1 million, or $0.16 per share, for the three months ended March 31, 2011. Annualized AFFO for the month ended March 31, 2012, was $124.4 million, or $0.785 per share, excluding forecasted acquisitions of approximately $100 million, compared to previously provided AFFO guidance of $0.79 to $0.82 per share, which includes such forecasted acquisitions.

2012 earnings guidance

On March 30, 2012, ARCT announced FFO and AFFO estimates on an annualized basis for the 12-month period commencing April 1, 2012, in the range of $0.79 to $0.82 per share. This compares with annualized FFO and AFFO per share of $0.70 prior to the effect of the Tender Offer, prepayment of certain mortgages, and assumed acquisitions, as discussed below. This guidance assumes: (i) the completion of the Tender Offer (completed April 4, 2012); (ii) the prepayment of $161.2 million of mortgage indebtedness (completed April 17, 2012); and (iii) the acquisition of approximately $100 million of new properties at an initial annualized yield of 7.80%, consisting of high-quality, freestanding, single tenant investment properties net leased investment grade credit or other creditworthy tenants on a long-term basis funded with available working capital and availability under the Company’s existing revolving credit facility. Based on first quarter operating results, the Company has reaffirmed this previously provided guidance.

Revenues

Total revenues increased 118% to $45.6 million for the three months ended March 31, 2012, compared to $20.9 million for the three months ended March 31, 2011. Rental income increased 113% to $44.1 million for the three months ended March 31, 2012, compared to $20.7 million for the three months ended March 31, 2011. The increase in rental income was driven by the acquisition of $861.8 million of net leased properties subsequent to March 31, 2011.

Net operating income

Net operating income (NOI) increased 108% to $42.9 million for the three months ended March 31, 2012, compared to $20.6 million for the three months ended March 31, 2011.

Net income (loss) to shareholders

Net loss attributable to shareholders totaled $28.1 million, or $0.16 per share, for the three months ended March 31, 2012. This loss includes $17.3 million of expenses related to the Listing and termination of our advisory agreement with our former advisor, $6.6 million of expenses related to the early extinguishment of debt, and $4.0 million unrealized loss on derivative instruments mainly related to the termination of swap arrangements associated with the extinguishment of debt.

Dividends

During the three months ended March 31, 2012, dividends paid to shareholders totaled $33.7 million, inclusive of $9.6 million in shares of common stock issued under our dividend reinvestment program, and excluding $0.3 million paid on unvested restricted stock grants. On February 15, 2012, ARCT’s Board of Directors authorized the declaration of an annual dividend of $0.70 per share. The Company’s dividend will be paid on the 15th of each month to stockholders of record on the 8th day of such month. Note that 2011 distributions were characterized as 100% “non-dividend distribution (return of capital)” due to tax depreciation deductions in excess of distributions.

Real Estate Portfolio Update

As of March 31, 2012, the Company owned 485 freestanding, single-tenant, net leased properties, totaling 15.6 million square feet, located in 43 states plus Puerto Rico. This compares to 318 properties totaling 8.2 million square feet as of March 31, 2011. ARCT’s portfolio is comprised of 61 corporate tenants, the majority of which are investment grade rated, operating in 20 distinct industries. The weighted average remaining primary lease term of the portfolio is 13.3 years.

Management activities

ARCT’s real estate portfolio continues to perform according to our acquisition underwriting and operating budgets and provides sufficient lease revenue to support the annualized $0.70 per share dividend. The portfolio is currently 100% occupied and has de minimis lease expirations in the next five years.

Rent increases

During the three months ended March 31, 2012, same store rents on the 259 properties held for the full period in both 2011 and 2012 increased 3.1% to $30.8 million, compared to $29.9 million for the three months ended March 31, 2011. The Company, since its inception, has had no lease turnover or lease renegotiations of turnover.

Property acquisitions

During the three months ended March 31, 2012, ARCT acquired three Tractor Supply retail properties, all 100% occupied, for a total purchase price of $10.6 million at an average capitalization rate of 8.42%. Gross leasable area for these buildings totals 60,864 square feet.

Investment grade tenancy increased

On April 30, 2012, Dollar General Corp.’s credit rating was upgraded from “BB+” to investment grade “BBB-” with a stable outlook by a major credit rating agency. As a result of this upgrade, ARCT’s investment grade tenancy increased to 74.5% from 71.1% (based on weighted NOI). The Company’s rated tenancy is 92.0% (based on weighted average NOI).

Other Activities

The Listing

On March 1, 2012, ARCT became a self-administered REIT managed full-time by the same management team that built the Company (the "Internalization"). Concurrently with the Internalization, the Company completed the Listing.

To provide for an orderly transition in conjunction with the Internalization and Listing, the Company and American Realty Capital Operating Partnership, L.P., the Company’s operating partnership, entered into an agreement effective as of March 1, 2012, with American Realty Capital Advisors, LLC, a wholly-owned subsidiary of AR Capital, LLC, that managed the Company’s day-to-day business and affairs prior to the Internalization.

Completion of the Tender Offer

The Company offered to purchase up to $220.0 million in shares of common stock from its shareholders, pursuant to its modified "Dutch Auction" cash Tender Offer. As a result of the Tender Offer, the Company accepted for purchase 20.95 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. ARCT purchased the 20.95 million shares in April 2012. To purchase these shares, ARCT drew $218.9 million from its existing revolving credit facility with RBS Citizens, N.A. and a syndicate of financial institutions (the “RBS Facility”). The interest rate on the RBS Facility was 2.45% as of March 31, 2012, resulting in an increased annualized interest expense of $5.5 million, but due to the lower number of shares outstanding is expected to positively impact FFO per share by $0.04 to $0.05 per share.

S-11 withdrawal

In connection with the results of the Tender Offer, the Company voluntarily withdrew its Registration Statement on Form S-11 (Registration No. 333-179533) (the “Registration Statement”) that was filed on February 15, 2012, with the United States Securities and Exchange Commission (the “SEC”) to register additional shares of its common stock in a secondary offering under the Securities Act of 1933, as amended. The Registration Statement had not been declared effective by the SEC, and no securities had been sold in connection with the offering pursuant to the Registration Statement. The Company does not currently have any active offerings of securities.

Loan prepayment

In April 2012, the Company repaid $161.2 million of mortgage notes payable. The mortgages encumbered 82 properties and bore a weighted average effective interest rate of 5.43%. The mortgage notes payable were repaid with the proceeds from a short-term loan (the “Interim Term Loan”) from Wells Fargo at an effective rate of 2.73%. The net savings from replacing the mortgage debt with the Interim Term Loan is $4.3 million, which is expected to positively impact FFO per share by $0.02 to $0.03 per share. The weighted average interest rate on the $907.1 million of outstanding debt after the mortgage prepayments and draws on the RBS Facility and the Interim Term Loan was 4.52%. ARCT has engaged Wells Fargo to provide a 5-year term loan which will replace the Interim Term Loan. As a result of the mortgage prepayments, the Company’s outstanding mortgage indebtedness decreased to $512 million with a weighted average annual interest rate of 5.22%, down from 5.27% as of April, 2012.

Increased revolving line of credit

The Company increased its revolving line of credit on the RBS Facility from $220 million to $330 million as of May 4, 2012. As of March 31, 2012, the RBS Facility was unused except for letters of credit of $1.1 million. The RBS Facility will mature on August 17, 2014 and has an accordion feature up to $500.0 million. The RBS Facility bears interest at the rate of (i) LIBOR with respect to Eurodollar rate loans plus a margin of 205 to 285 basis points, depending on our leverage ratio; and (ii) the greater of the federal funds rate plus 1.0% and the interest rate publicly announced by RBS Citizens as its ‘‘prime rate’’ or “base rate’’ at such time with respect to base rate loans plus a margin of 125 to 175 basis points depending on our leverage ratio. On April 3, 2012, $218.9 million was drawn on the RBS Facility to fund the repurchase of shares in the Tender Offer. The effective interest rate on the amount outstanding is 2.32%.

Credit rating agency upgrade

The Company was upgraded to a “Ba2”credit rating with a stable outlook by Moody’s on April 5, 2012. The Company believes that this upgrade reflects the Listing, the growth in the asset base, the reduction of the Company’s effective leverage and secured debt levels, all of which were accomplished while maintaining what the Company believes to be a solid fixed charge coverage. The ratings upgrade also takes into account the Internalization and obtaining a $200 million term loan. On April 27, 2012, Moody’s released a more detailed credit report indicating ARCT’s issuer rating of “Ba2” has an adjusted score of “Baa3”.

First Quarter 2012 Conference Call Details

ARCT will be hosting its First Quarter 2012 conference call and webcast on Tuesday, May 8, 2012 at 12:00p.m. ET. William M. Kahane, Chief Executive Officer and Brian D. Jones, Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details*
Domestic Dial-In Number: 1-866-843-0890
International Dial-In Number: 1-412-317-9250
Conference ID: 5564016
Webcast: www.arctreit.com/q1earningscall
*Participants should dial in 10-15 minutes early.

Supplemental Information

Supplemental information on the Company’s first quarter 2012 operations can be found in the Current Report on Form 8-K that was filed with the SEC on Monday, May 7, 2012. Information in this report includes, in addition to other data: 1) Consolidated Balance Sheet and Income Statement Details; 2) Funds from Operations and Adjusted Funds from Operations details; 3) Dividend Summary; 4) Debt Summary and Mortgage Notes Payable; and 5) Portfolio Details. The report is titled Quarterly Supplemental Information: First Quarter 2012.

Funds from Operations and Adjusted Funds from Operations Definitions

ARCT considers FFO and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. ARCT also adds back to net income which is used in deriving FFO, certain costs associated with the Listing, Internalization and mortgage prepayments as these expenses and losses do not properly reflect our operating performance. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, the Company believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCT believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCT believes AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, the Company believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” section of ARCT’s Quarterly Report on Form 10-Q [which will be filed with the SEC] and Annual Report on Form 10-K, [both] as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.